Exhibit No. 99.1

PRESS RELEASE
For Information Contact:
Hank Scaramelli
Acting Chief Financial Officer
Datascope Corp.
Montvale, NJ 07645
Tel: (201) 307-5435
FOR IMMEDIATE RELEASE:
DATASCOPE ANNOUNCES RESIGNATION OF CFO;
NAMES SCARAMELLI AS REPLACEMENT
MONTVALE, NJ, APRIL 4, 2007 — Datascope Corp. (NASDAQ: DSCP) announced today that Scott Kantor resigned yesterday as Chief Financial Officer of Datascope to pursue other opportunities. Hank Scaramelli, Corporate Vice-President and Controller, will assume the position of Acting Chief Financial Officer, replacing Kantor.
Scaramelli is a 17-year veteran financial executive at Datascope. Starting as Controller of the Cardiac Assist Division, he served successively as Vice-President of Finance for that division, and was then promoted to Group Vice-President of Finance for the Cardiac Assist and InterVascular divisions. Four years ago, Scaramelli was promoted to Corporate Vice-President and Controller, a position he will continue to hold. Besides Hank Scaramelli, the top financial management team of Datascope includes Fred Adelman, Datascope’s Chief Accounting Officer since 2002, and a 28-year veteran financial executive at Datascope. Adelman will be a direct report of Scaramelli.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. Datascope’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.